EXHIBIT 10.37

INDEMNITY AGREEMENT

This indemnity agreement (“Agreement”) is executed as of December 13, 2001 by and between The RiceX Company, a Delaware corporation (“RiceX”), and NutraStar Incorporated, a Nevada corporation (“NutraStar”).

R E C I T A L S

A.            RiceX, NutraStar and others are defendants in an action (the “Action”) filed by Newgold, Inc., Scott Dockter and Edward Mackay in the El Dorado County Superior Court bearing case no. PC200010375.  The Action arises out of loans made by the plaintiffs to NutraStar.  RiceX was named in the Action on an alter ego theory.

B.            NutraStar desires to indemnify RiceX from any and all cost and expense, including attorneys’ fees, arising out of the Action on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other valuable consideration, the parties agree as follows:

1.             Indemnification.  NutraStar hereby agrees to indemnify, defend and hold RiceX harmless from and against any and all claims, demands, losses, expenses, damages, recoveries, settlements and judgments (including attorneys’ fees), arising out of or incurred in connection with the Action.  RiceX specifically agrees that if the Action is settled in December 2001 NutraStar’s liability for payment of attorneys’ fees under this paragraph 1 shall be fixed at $60,000, and that such obligation may be satisfied by the issuance of preferred stock in Alliance Consumer International, Inc., soon to be renamed NutraStar, Inc. (“New NutraStar”).  Such preferred stock shall be valued at $1.00 per share.  NutraStar shall honor the indemnification granted pursuant to this paragraph 1 by issuing shares of New NutraStar preferred stock to RiceX within five (5) days after settlement of the Action.

2.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same agreement.

3.             Law Governing.  This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of California.

4.             Attorneys’ Fees.  In the event of the bringing of any action by either party hereto against the other arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys’ fees.

5.             Successors and Assigns.  This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

6.             Further Assurance.  Each party agrees that upon the request of the other it will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things, as reasonably may be required to carry out the obligations of such party hereunder and consummate the transactions contemplated hereby.

7.             Entire Agreement; Modification.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supercedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.  No supplement, modification or amendment of this Agreement shall be effective unless executed in writing by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THE RICEX COMPANY
a Delaware corporation
(“RiceX”)

By:	/s/ Todd C. Crow
	Its:	CFO

NUTRASTAR INCORPORATED
a Nevada corporation
(“NutraStar”)

By:	/s/ Patricia McPeak
	Its:	CEO, President